NEWS RELEASE

Contact: Barrett Golden, 212-895-8620

Apogent Announces Results as of Early Consent Deadline of

Tender Offer and Consent Solicitation for its 6 1/2 Percent Notes

PORTSMOUTH, N.H., July 27, 2004 — Apogent Technologies Inc. (NYSE: AOT) announced today that it has received the requisite consents to execute a supplemental indenture amending the indenture relating to its $250 million principal amount of 6 1/2 percent senior subordinated notes due 2013 (CUSIP Nos. 03760AAF8 and 03760AAG6) (the “Notes”) pursuant to the previously announced tender offer and consent solicitation for the Notes. The supplemental indenture relating to the Notes has been executed by Apogent and the trustee but will not become operative until after Notes are accepted for purchase and Apogent makes payment pursuant to the tender offer.

As of 5 p.m. EDT on July 27, 2004 (the “Consent Payment Deadline”), $249.55 million aggregate principal amount of the Notes had been tendered, representing approximately 99.8 percent of the total Notes outstanding.

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Apogent Announces Results as of Early Consent Deadline of Tender Offer and Consent Solicitation for its 6 1/2 Percent Notes

Apogent currently expects to make payment for Notes validly tendered and not properly withdrawn on or prior to the Consent Payment Deadline promptly after the expiration of the tender offer at 5:00 p.m. EDT on August 2, 2004.

Consummation of the tender offer and consent solicitation is subject to various conditions, including, but not limited to, the completion of the proposed merger between Apogent and Fisher Scientific International Inc. The tender offer and consent solicitation are being made pursuant to an Amended Offer to Purchase and Consent Solicitation Statement dated July 13, 2004, and a related Amended Letter of Transmittal and Consent, which more fully set forth the terms of the tender offer and consent solicitation.

This press release does not constitute an offer or a solicitation to purchase or a solicitation of consents with respect to the Notes. That offer or solicitation will be made only by means of the Amended Offer to Purchase and Consent Solicitation Statement dated July 13, 2004, and related Amended Letter of Transmittal and Consent.

Questions regarding the tender offer and consent solicitation should be directed to Goldman, Sachs & Co., the dealer manager and solicitation agent for the tender offer, at 800-828-3182. Requests for assistance or additional offer materials may be directed to Innisfree M&A Incorporated, 501 Madison Ave., New York, NY 10022, phone: 888-750-5834.

About Apogent Technologies Inc.

Apogent is a diversified worldwide leader in the design, manufacture, and sale of laboratory and life-science products essential for healthcare diagnostics and scientific research. Apogent’s companies are divided into two business segments for financial reporting purposes: Clinical Group and Research Group.

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Apogent Announces Results as of Early Consent Deadline of Tender Offer and Consent Solicitation for its 6 1/2 Percent Notes

Additional Information About the Merger and Where to Find it

In connection with the proposed merger of Fisher Scientific International Inc. and Apogent Technologies Inc., Fisher has filed a registration statement on Form S-4 (SEC File No. 333-114548) on April 16, 2004, which was subsequently amended on May 21, 2004, that contains the definitive joint proxy statement/prospectus for Fisher’s 2004 Annual Meeting of Stockholders and Apogent’s Special Meeting of its Stockholders with respect to the merger. Apogent and Fisher have filed or will file additional relevant materials with the SEC. Investors and security holders are urged to read these documents and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Fisher, Apogent and the merger. Investors and security holders are urged to read the definitive joint proxy statement/prospectus and the other relevant materials before making any voting or investment decision with respect to the proposed merger. Investors and security holders may obtain these documents (and any other documents filed by Fisher or Apogent with the SEC) free of charge at the SEC’s Web site at www.sec.gov. In addition, the documents filed with the SEC by Fisher may be obtained free of charge by directing such request to: Corporate Secretary, 1 Liberty Lane, Hampton, NH 03842, or from Fisher’s Web site at www.fisherscientific.com. The documents filed with the SEC by Apogent may be obtained free of charge by directing such request to: Director of Investor Relations, 30 Penhallow Street, Portsmouth, NH 03801, or from Apogent’s Web site at www.apogent.com.

Fisher, Apogent and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Fisher and Apogent in favor of the merger. Information about the executive officers and directors of Fisher and their ownership of Fisher common stock is set forth in the joint proxy statement/prospectus filed on Form S-4, which was declared effective by the SEC on May 21, 2004. Information about the executive officers and directors of Apogent and their ownership of Apogent common stock is set forth in the proxy statement for Apogent’s 2004 Annual Meeting of Shareholders, which was filed with the SEC on December 23, 2003. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Fisher, Apogent and their respective executive officers and directors in the merger by reading the joint proxy statement/prospectus regarding the merger.

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